                                                                     EXHIBIT 4.7


                                                                [EXECUTION COPY]



                     AMENDMENT NO. 1 AND CONSENT AND WAIVER
                        DATED AS OF FEBRUARY 28, 1997 TO
                           LOAN AND SECURITY AGREEMENT
                           DATED AS OF MARCH 19, 1996

                  CMI INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the financial institutions set forth on the signature pages hereof (the "Lenders") and THE FIRST NATIONAL BANK OF BOSTON, a national banking association, as Agent for the Lenders (the "Agent"), agree as follows:

                              PRELIMINARY STATEMENT

         The Borrower, the Lenders and the Agent are parties to the Loan Agreement (as hereinafter defined). The Borrower wishes to reorganize its business by creating three new wholly-owned Subsidiaries, Chatham Fabrics, LLC, Elastic Fabrics of America, LLC and Chatham Consumer Products, LLC, each a Delaware limited liability company, (individually a "New Subsidiary" and collectively the "New Subsidiaries") and transferring on a tax-free basis certain assets of the Borrower's (i) Chatham Manufacturing division, including the operations located in Boonville and Elkin, North Carolina (excluding the Consumer Products group and Automotive group assets) to Chatham Fabrics LLC,
(ii) Elastic Fabrics of America division, including the operations based in Greensboro, North Carolina and Stuart, Virginia, to Elastic Fabrics of America, LLC and (iii) Consumer Products group of the Chatham Manufacturing division, including the "Fiberwoven" plant located in Elkin, North Carolina, to Chatham Consumer Products, LLC, such transferred assets to exclude Receivables (the "Reorganization"). Such transactions require the consent of the Lenders under the Loan Agreement. The Lenders are willing to consent to the Reorganization and the parties desire to amend the Loan Agreement to permit the Reorganization and otherwise reflect the restructuring of the Borrower's business resulting therefrom.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, for and in consideration of the preliminary statement and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

         SECTION 1. Cross-References and Definitions.

         (a) Reference is made to the Loan and Security Agreement, dated as of March 19, 1996, among the Borrower, the Lenders and the Agent (the "Loan Agreement"). Upon and after the Amendment Effective Date (as hereinafter defined) all references to the Loan Agreement in that document, or in any other Loan Document or related document, shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement


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any provision of, or constitute a consent to or a waiver of any  noncompliance with the provisions of, the Loan Agreement or any other Loan Document, and, except as specifically provided in this Amendment, the Loan Agreement and all other Loan Documents shall remain in full force and effect.

         (b) Unless otherwise defined herein, terms used in this Amendment which are defined in the Loan Agreement shall have the same meaning herein as therein.

         SECTION 2. Amendments. Effective on the Amendment Effective Date,

         (a) Article I, Appendix I Amendment. Appendix I referred to in Section
1.1 of the Loan Agreement is hereby amended as follows:

             (i) By substituting in their entirety the following definitions for the corresponding existing definitions therein:

                           "Applicable Margin" means, for any Loans bearing
                  interest at the Base Rate, zero percent (0%), and for any Loans bearing interest at the Eurodollar Rate, one and one-half percent (1.5%)

                           "EBIT" for any period means the consolidated net
                  income of the Borrower and its consolidated Subsidiaries for such period (without deduction of income and franchise taxes) plus interest expense paid or accrued during such period.

                           "Fiscal Quarter" means each accounting period of the
                  Borrower consisting of approximately three months constituting a fiscal quarter.

                           "Interest" means, with respect to any period,
                  interest expense of the Borrower and its consolidated Subsidiaries (other than interest due but not payable on the Senior Subordinated Notes under the terms of the Indenture) during such period, minus any amortization of debt issuance costs during such period and minus any amounts received or accrued during such period by Borrower or a Subsidiary pursuant to any interest cap, swap or collar agreement to which Borrower or a Subsidiary is a party on the Agreement Date or thereafter.

                           "Revolving Facility Amount" means $65,000,000, less
                  the sum of (a) Stated Amount of any outstanding Letter of Credit from time to time and (b) the Interest Rate Exposure, as reduced pursuant to the provisions of Section 2.6.


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                           "Revolving Facility Percentage Amount" means: as to
                  The First National Bank of Boston, $28,260,700; as to NationsBank, N.A., $21,195,850; and as to Wachovia Bank of South Carolina, N.A., $15,543,450 or such other amount as may from time to time be reflected on the records of the Agent as a result of an assignment by a Lender pursuant to Section 14.9 hereof.

                           "Termination Date" means January 15, 2000 or such
                  earlier date as all Secured Obligations shall have been irrevocably paid in full and the Revolving Credit Facility terminated or such later date to which the same may be extended by agreement of the Borrower and all of the Lenders.

                           "Total Facility" means $65,000,000, as reduced
                  pursuant to the provisions of Section 2.6.

                  (ii) By adding the following definitions in the appropriate alphabetical order:

                           "Fixed Charge Coverage Ratio" means, as of the last
                  day of any Fiscal Quarter of the Borrower, the result obtained by dividing (i) the sum of EBITDA minus cash outlays for income taxes and Capital Expenditures of the Borrower and its consolidated Subsidiaries for the specified measurement period by (ii) the sum of Interest plus scheduled principal payments on long term Indebtedness (including scheduled payments of capitalized lease obligations) of the Borrower and its consolidated Subsidiaries during such measurement period.

                           "New Subsidiary" means one of Chatham Fabrics, LLC,
                  Elastic Fabrics of America, LLC or Chatham Consumer Products, LLC, each a Delaware limited liability company and each a Restricted Subsidiary wholly-owned, directly or indirectly, by the Borrower.

                           "New Subsidiary Factoring Agreement" means each
                  nonrecourse accounts receivable purchase agreement between the Borrower and a New Subsidiary providing for the purchase by the Borrower of Receivables of such New Subsidiary from time to time free of all Liens.

                           "Purchased Receivables" means Receivables purchased
                  by the Borrower from the New Subsidiaries from time to time pursuant to the New Subsidiary Factoring Agreement at a purchase price not greater than the face amount thereof.

                           "Reorganization" means the transfer by the Borrower
                  pursuant to the Reorganization Documents, on a tax-free basis, of the assets of the Borrower's (i) Chatham Manufacturing Division, including the operations


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


                  located in Boonville and Elkin, North Carolina (excluding the Consumer Products group and Automotive group assets) to Chatham Fabrics LLC, (ii) Elastic Fabrics of America division, including the operations based in Greensboro, North Carolina and Stuart, Virginia, to Elastic Fabrics of America, LLC, and (iii) Consumer Products group of the Chatham Manufacturing division, including the "Fiberwoven" plant located in Elkin, North Carolina, to Chatham Consumer Products, LLC, excluding, however, assets consisting of Receivables.

                           "Reorganization Documents" means the agreements and
                  documents listed on Appendix II hereto.

                  (iii) By amending the definition of "Eligible Receivable" by inserting in clause (j) thereof the phrase "or a New Subsidiary's" immediately after the word "Borrower's" appearing therein and by inserting in clause (k) thereof immediately before the semicolon at the end thereof the phrase "other than as a result of a purchase thereof by the Borrower pursuant to the New Subsidiary Factoring Agreement."

                  (iv) By amending the definition of "Permitted Investments" by deleting the "and" at the end of clause (a)(vi), substituting "; and" for the period at the end of clause (a)(vii), and adding a new clause (a)(viii) to the end thereof as follows:

                           "(viii) Investments contemplated by the
                  Reorganization."

                  (v) By amending the definition of "Permitted Liens" by substituting ", and" for the period at the end of clause (h) and adding a new clause (i) to the end thereof as follows:

                           "(i) Financing Statements filed by the Borrower, as
                  purchaser, against the New Subsidiaries, as sellers, in connection with the acquisition by the Borrower of the Purchased Receivables."

         (b) Section 1.2 Amendment. Section 1.2 is hereby amended by adding to the end thereof the following:

                  "Wherever in this Agreement there shall be a reference to articles of incorporation or bylaws or shareholder agreements with respect to a Subsidiary which is a limited liability company, the reference shall be deemed to include articles of organization, operating agreements and any other agreement among members and managers, as such."


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

         (c) II Amendment. Article II is hereby amended by adding to the end thereof a new Section 2.6 as follows:

                           "Section 2.6 Reduction of Revolving Credit Facility.
                  The Borrower shall have the right, at any time and from time to time, upon at least three Business Days' prior irrevocable, written notice to the Agent, to reduce permanently all or a portion of the Revolving Facility Amount; provided, however, that any such reduction shall be made in an amount not less than $2,000,000 or increments of $1,000,000 in excess thereof and shall not reduce the Revolving Credit Facility below the sum of the amount of the aggregate Stated Amount of all Letters of Credit outstanding at such time. As of the date of reduction set forth in such notice, the Revolving Facility Amount and the Total Facility shall be permanently reduced to the amount stated in the Borrower's notice for all purposes herein, and the Borrower shall pay the amount necessary to reduce the amount of the Revolving Credit Loans outstanding under the Revolving Credit Facility to the Revolving Facility Amount as so reduced, together with accrued interest on the amounts so prepaid. In the event of such reduction, each Lender's Revolving Facility Percentage Amount shall be reduced in an amount equal to such Lender's Revolving Facility Percentage of the amount of such reduction."

         (d) 9.9 Amendment. Section 9.9 is hereby amended by inserting immediately before the period at the end of clause (a)(ii) the phrase "and the purchase of Purchased Receivables."

         (e) 10.1 Amendment. Section 10.1 is hereby amended to read in its entirety as follows:

                           "Section 10.1  Financial Statements.

                                    (a) Audited Year-End Statements. As soon as
                           available, but in any event within one hundred twenty
                           (120) days after the end of each Fiscal Year of the Borrower, copies of the consolidating and consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidating and consolidated statements of earnings, shareholders' equity and cash flows for such Fiscal Year, in each case, if applicable, setting forth in comparative form the consolidating and consolidated figures for the previous year of the Borrower and its consolidated Subsidiaries, reported on, as to the consolidated statements only, without qualification as to the scope of the audit, by independent certified public accountants of nationally recognized standing; and


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                                    (b) Monthly Financial Statements. As soon as
                           available after the end of each fiscal month
                           (commencing with the fiscal month ending February 29, 1996) but in any event within 30 days after the end of each fiscal month, copies of (i) the unaudited consolidating and consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidating and consolidated statement of earnings for the Borrower and its consolidated Subsidiaries for such month, and for the portion of the Fiscal
                           Year of the Borrower through such month, certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the consolidating and consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments and the omission of footnotes), (ii) if such month is the last month of a Fiscal Year, a forecast of consolidating and consolidated cash flow from operations for the ensuing twelve months, and
                           (iii) if such month is the last month of a Fiscal Year, a forecast of consolidating and consolidated sales and operating earnings for the next succeeding Fiscal Year; and, upon the request of the Agent, if such month is the last month of a Fiscal Quarter, a forecast of consolidating and consolidated sales and operating earnings for the next succeeding Fiscal Quarter;

                  all such financial statements (other than forecasts) to present fairly, in all material respects, the financial condition of the Borrower and its consolidated Subsidiaries and be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes and for the effect of normal year-end audit adjustments) applied consistently throughout the periods reflected therein, and the financial statements and forecasts described in subsection (b) of this Section 10.1 to be prepared in good faith and in such form and substance as has been approved by the Agent on behalf of the Lenders prior to the Effective Date, or as may be requested by the Agent and agreed to by the Borrower."

         (f) Section 11.1 Amendment. Section 11.1 is hereby amended as follows:

                  (i) by deleting Section 11.1(b) in its entirety and substituting the following therefor:

                           "(b) Net Worth. The consolidated Net Worth of the
                  Borrower and its consolidated Subsidiaries at any time

                                    (i)  during the period from February 28,
                  1997 through the 1997 Fiscal Year to be less than $30,000,000; and


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

                                    (ii) during each Fiscal Year commencing
                  after the 1997 Fiscal Year, to be less than the minimum consolidated Net Worth required under this Section 11.1(b) for the immediately preceding Fiscal Year plus (if a positive number) 50% of the consolidated net income of the Borrower and its Restricted Subsidiaries for such immediately preceding Fiscal Year."

                  (ii)  by adding a new subsection (c) thereto as follows:

                           "(c) Fixed Charge Coverage Ratio The Fixed Charge
                  Coverage Ratio to be less than 1.0 to 1.0 for the nine-month period ended September 30, 1997 or for any twelve-month period ending at the end of any Fiscal Quarter ending thereafter."

         (g) Section 11.2 Amendment. Section 11.2 in hereby amended by deleting the "and" at the end of clause (d), substituting "; and" for the period at the end of clause (e) and adding a new clause (f) as follows:

                           "(f) Indebtedness of the Borrower to a New Subsidiary
                  and Indebtedness of a New Subsidiary to the Borrower."

         (h) Section 11.4 Amendment. Section 11.4 is hereby amended by inserting immediately before the period at the end thereof the following phrase, "and
(iii) Investments of the Borrower or any Subsidiary in a New Subsidiary and Investments of a Subsidiary in the Borrower."

         (i) Section 11.5 Amendment. Section 11.5 is hereby amended by adding the following phrase immediately before the period at the end thereof,

                  "except that this Section 11.5 shall not restrict loans by the Borrower to a New Subsidiary or loans or distributions by a New Subsidiary to the Borrower or the repayment of any such loans from time to time on such terms as the parties shall agree."

         (j) Section 11.5 Amendment. Section 11.5 is hereby amended by adding immediately before the period at the end thereof the following:

                  "provided, however, that the Borrower may, during any Fiscal Year, make Restricted Dividend Payments and Restricted Purchases aggregating up to $3,000,000."

         SECTION 3. Consent and Waiver of Default; Collateral Release. Effective on the Amendment Effective Date (as hereinafter defined) the Lenders hereby consent to the Reorganization and waive any Default that may occur by reason of the Reorganization and the


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

Lenders authorize the Agent on their behalf to release the Security Interest in the Inventory and certain trademarks transferred to the New Subsidiaries in the Reorganization.

         SECTION 4. Conditions to Effectiveness. This amendment shall be effective as of the date hereof (the "Amendment Effective Date") upon receipt by the Agent of the following, each in form and substance satisfactory to the Agent, at which time the Agent shall issue a written notice to the Borrower and each Lender that the Amendment Effective Date has occurred:

         (a) counterparts of this Amendment, duly executed and delivered by the Borrower and each Lender;

         (b) copies of the Reorganization Documents to be executed prior to the Amendment Effective Date;

         (c) certified copies of all corporate action taken by the Borrower and each New Subsidiary to authorize the execution, delivery and performance of this Amendment, the Reorganization Documents and each other certificate, agreement or other document to be executed by the Borrower and each New Subsidiary in connection with this Amendment and the Reorganization;

         (d) a certificate of the President of the Borrower stating that, to the best of his knowledge and based on an examination sufficient to enable him to make an informed statement,

                  (i) after giving effect to the waiver and consent set forth in
                  Section 3 of this Amendment and the transactions contemplated by the Reorganization Documents, all of the representations and warranties made or deemed to be made under the Loan Agreement are true and correct as of the date hereof, and

                  (ii) after giving effect to the waiver and consent set forth in Section 3 of this Amendment and the transactions contemplated by the Reorganization Documents, no Default or Event of Default exists, and the Agent shall be satisfied as to the truth and accuracy thereof;

         (e) a legal opinion from Sutherland, Asbill & Brennan, counsel to the Borrower, in form and substance satisfactory to the Agent and its counsel; and

         (f) such other documents and instruments as the Agent or any Lender may reasonably request.

         SECTION 5. Representations and Warranties. The Borrower hereby makes the following representations and warranties to the Agent and the Lenders, which representations and warranties shall survive the delivery of this Amendment and the making of additional Loans under the Loan Agreement as amended hereby:

         (a) Organization; Power; Qualification. The Borrower and each New Subsidiary is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, having the power and


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

authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and each is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to so qualify would have a Materially Adverse Effect.

         (b) Authorization of Agreements. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Amendment and each other agreement contemplated hereby to which it is a party in accordance with their respective terms. This Amendment and each other agreement contemplated hereby to which it is a party have been duly executed and delivered by the duly authorized officers of the Borrower and each is, or each when executed and delivered in accordance with this Amendment will be, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

         (c) Compliance of Agreements with Laws. The execution, delivery and performance of this Amendment and each other agreement contemplated hereby, including, without limitation the Reorganization Documents, to which the Borrower or any New Subsidiary is a party in accordance with their respective terms do not and will not, by the passage of time, the giving of notice or otherwise,

                  (i) require any Governmental Approvals or violate any Applicable Law relating to the Borrower or any New Subsidiary

                  (ii) conflict with, result in a breach of or constitute a default under the articles or certificate of incorporation, operating agreement, by-laws, or any agreement among the members or shareholders of the Borrower or any New Subsidiary, any material provisions of any indenture, agreement or other instrument to which the Borrower or any New Subsidiary is a party or by which any of them or any of their property may be bound or any Governmental Approvals relating to the Borrower or any New Subsidiary which conflict, breach or default could have a Materially Adverse Effect, or

                  (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any New Subsidiary other than the Security Interest.

         SECTION 6. Expenses. The Borrower agrees to pay or reimburse on demand all costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by the Agent in connection with the negotiation, preparation, execution and delivery of the Amendment.

         SECTION 7. Governing Law. This Amendment shall be construed in accordance with, and governed by the laws of, the State of Georgia.

         SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their


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

respective successors and assigns and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers or agents in several counterparts all as of the day and year first above written.

AGENT:                                  BORROWER:

THE FIRST NATIONAL                      CMI INDUSTRIES, INC.
  BANK OF BOSTON, As Agent


By:                                     By:
   ----------------------------             -----------------------------------
      Name:                                  Name:
           --------------------------             -----------------------------
      Title:                                 Title:
           --------------------------             -----------------------------


LENDER:

THE FIRST NATIONAL BANK OF BOSTON


By:
   ----------------------------
      Name:
           --------------------------
      Title:
           --------------------------



                    [SIGNATURES CONTINUED ON FOLLOWING PAGES]


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




LENDER:

NATIONSBANK, N.A.


By:
   ----------------------------
      Name:
           --------------------------
      Title:
           --------------------------



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



LENDER:

WACHOVIA BANK OF SOUTH CAROLINA, N.A.



By:
   ----------------------------
      Name:
           --------------------------
      Title:
           --------------------------



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



                                   APPENDIX II



1.    Operating agreement

2.    Bill of sale and assignment

3.    Deed--Elkin plant (excluding Fiberwoven plant)

4.    Deed--Boonville plan

5.    Intellectual property license agreement

6.    Nonrecourse accounts receivable purchase agreements

7.    Management services agreement

8.    Automotive division services agreement

9.    Blanket division services agreement

10. Other documents in form and substance reasonably satisfactory to the Agent and its counsel.


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